YIT - More life in sustainable cities Carnegie Construction
Seminar August 23, 2017

A real estate developer and construction company with
positive market outlook Revenue by segment(asterisk), EUR
1.8 bn Housing Finland and CEE 44% 41% 15% Housing Russia
Business Premises and Infrastructure Adjusted operating
profit by segment, EUR 80 million [ARVO] -2.3 38.1 Housing
Finland and CEE Housing Russia Business Premises and
Infrastructure Revenue by geographical area 15% 11% 74%
Finland Russia CEE YIT | 2 | Investor presentation, August
2017 2016 figures based on segment reporting (POC) -shares
excluding other items

Renewed strategy for 2017-2019 More life in sustainable
cities INNOVATOR FOR LIVING in Housing ANNUAL GROWTH 5-10%
Solutions for urban living e.g. affordable apartments Living services Urban development Renovation services Performance
leap Higher value-add for customers e.g. hybrids, big infra, alliances GROWTH INNOVATIVE PARTNER in Business Premises and
Infrastructure YIT | 3 | Investor presentation, August 2017

We are making a difference Care for customers o Proactive
customer experience management o WOW service attitude o
Digital customer journey Visionary urban development o
Strengthened long-term city development o Hybrid and area
development o Concepts Passionate execution o Latest
knowledge and more diversity o Empowered teams o
Standardisation and pre-fabrication Inspiring leadership o
Involving and encouraging people o Network excellence o
Preferred employer YIT | 4 | Investor presentation, August
2017

YIT and Lemminkainen to combine Deal rationale 1 Strong
platform for growth Target to become a leader in urban
development More balanced business portfolio (Infra,
Housing, Business Premises, Partnership Properties) Wider
geographical presence in several economic regions 2
Synergies and improved competitiveness Good references and
wide pool of professional people Potential for profitability improvement Wider opportunities for specialization and scale
3 Improved financial position and reduced risk profile
Counter cyclicality of businesses and geographies Lower
financing costs Lower dependency on investment demand 4
Enhanced investment case Significant market value, good
liquidity of the share Balanced and improved risk profile
Growing dividend expectation YIT | 5 | Investor
presentation, August 2017

Timetable 2017 June 19 End of August September 12 November 1
/ Beginning of 2018 Announcement Planned publication of
merger prospectus YIT and Lemminkainen EGMs On or about
first trading date following the completion: Expected first
trading day of the new shares in YIT issued to
Lemminkainen's shareholders YIT | 6 | Investor presentation,
August 2017

Contents 1 Housing Finland and CEE 2 Housing Russia 3
Business Premises and Infrastructure 4 Looking ahead and
conclusions YIT | 7 | Investor presentation, August 2017

1 Housing Finland and CEE Koti Hyacint Prague, the Czech
Republic

Housing Finland and CEE Operating environment in Finland in
Q2 o Consumer confidence was on a record high level o
Residential investors were more selective, demand focused on capital region o Consumer demand was on a good level, no
signs of overheating o Demand especially for affordable
apartments in the growth centres was on a good level o
Demand for larger apartments continued to improve o Mortgage interest rates stayed on a low level and margins continued
to decrease o The volume of new housing loans decreased
y-o-y Consumer confidence 30 25 20 15 10 5 0 -5 2013 2014
2015 2016 2017 Consumer confidence Long-term average Prices
of old apartments (index 2010=100)120 115 110 105 100 95
2013 2014 2015 2016 2017 Finland Capital region Rest of
Finland New drawdowns of mortgages and average interest rate
(EUR million, %) 2,000 1,800 1,600 1,400 1,200 1,000 800 600
400 200 0 5.0 4.0 3.0 2.0 1.0 0.0 2013 2014 2015 2016 2017
New drawdowns of mortgages, left axis Average interest rate
of new loans, right axis Sources: Statistics Finland and
Bank of Finland YIT | 9 | Investor presentation, August 2017

Housing Finland and CEE Sales and start-ups in Finland in Q2
Sold apartments (units) 2016: 2,730 1-6/2017: 1,615 o
Consumer sales increased by 23% 612 705 555 858 826 789 240
317 328 o Share of units sold to consumers: 58% (Q2/2016:
53%) 298 332 264 314 373 291 618 509 461 o 23 apartments
sold in bundles to investors Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 To
consumers To investors (funds) Apartment start-ups (units)
2016: 2,877 1-6/2017: 1,871 1081 (Q2/2016: 54 units) o Seven residential projects sold to investors were started in Q2 o
In July, estimated sales to consumers are around 110 817 262
657 277 819 185 584 168 790 213 305 776 units (7/2016:
around 90 units) 555 380 634 416 577 Q1 Q2 Q3 Q4 Q1 Q2 2016
2017 To consumers To investors (funds) YIT | 10 | Investor
presentation, August 2017

Housing Finland and CEE Operating environment in the CEE
countries in Q2 o Residential demand was on a good level
especially in Slovakia, the Czech Republic and Latvia o
Prices of new apartments increased slightly on average o
Shortage of resources caused cost pressure especially in the
Czech Republic and Slovakia o Interest rates of mortgages
remained on a low level o Consumers' access to financing
remained good Consumer confidence House price index, new
dwellings (2010=100) Average interest rate of mortgages (%)
10 5 0 -5 -10 -15 -20 -25 -30 -35 -40 2013 2014 2015 2016
2017 220 200 180 160 140 120 100 80 2013 2014 2015 2016 7.0
6.0 5.0 4.0 3.0 2.0 1.0 0.0 2013 2014 2015 2016 2017 Estonia
Latvia Lithuania The Czech Republic Slovakia Poland Sources:
European Commission, Eurostat and National Central Banks YIT
| 11 | Investor presentation, August 2017

Housing Finland and CEE Sales and start-ups in the CEE
countries in Q2 Sold apartments (units) 2016: 1,197
1-6/2017: 608 560 o Number of units sold to consumers grew
by 7% y-o-y 201 235 201 240 356 106 252 o Number of
start-ups decreased by 28% 320 250 Q1 Q2 Q3 Q4 Q1 Q2 2016
2017 Consumer sales Co-operative or housing fund Apartment
start-ups (units) 2016: 1,300 1-6/2017: 752 o New projects
started in Prague, Czech Republic; Bratislava, Slovakia and
Warsaw, Poland, among others o In July, estimated sales to
consumers are around 80 units (7/2016: around 60 316 489 286
209 90 119 402 350 units) Q1 Q2 Q3 Q4 Q1 Q2 2016 2017
Consumer start-ups Co-operative tot YIT | 12 | Investor
presentation, August 2017

Housing Finland and CEE Profitability improved in H1 o In
H1, the revenue increased by 27% due to good consumer sales
and plot sales o Operating profit increased by 37% and
profitability improved o The increased share of consumer
sales in Housing Finland and CEE is likely to have a
moderate positive impact on the adjusted operating profit of the segment but the impacts of the shift to consumers will
be visible in the result gradually. 500 472 CAGR +5% 600 629
643 656 12.9% 727 778 728 5.4% 10.1% 8.8% 7.2% 8.2% 8.8% 445
351 2008 2009 2010 2011 2012 2013 2014 2015 2016 1-6/2016
1-6/2017 Revenue, EUR million Operating profit
margin(asterisk) (asterisk) Excluding adjustments. Note: The historical figures for 2008-2012 are calculated for
illustrative purposes and are not completely comparable with
YIT(acute accent)s segment structure. The main difference is in the division of fixed costs, which in the historical
figures are weighted according to revenue and in the
official figures are more accurately allocated according to
each segments estimated true share of the fixed costs. YIT |
13 | Investor presentation, August 2017

2 Housing Russia Inkeri residential project St. Petersburg,
Russia

Housing Russia Operating environment in Q2 o Consumers
continued to be cautious despite the stabilisation of the
Russian economy o The decline of consumer purchase power
seems to have stopped o Consumer demand for housing stayed
weak o Residential prices remained stable on average o
Mortgage interest rates for new apartments continued to
decrease and are below the level of 11% o The key rate cuts
further increased expectations of a decrease in interest
rates EUR/RUB exchange rate Prices of new apartments (index
2012=100) Mortgage stock and average interest rate (RUB
billion, %) 95 85 75 65 55 45 35 2013 2014 2015 2016 2017
135 130 125 120 115 110 105 100 95 90 2013 2014 2015 2016
2017 Moscow Yekaterinburg Rostov-on-Don Kazan St. Petersburg
5,000 4,500 4,000 3,500 3,000 2,500 2,000 1,500 1,000 500 0
2013 2014 2015 2016 2017 Mortgage stock, left axis Average
interest rate of new loans, right axis 16.0 14.0 12.0 10.0
8.0 6.0 4.0 2.0 0.0 Sources: Bloomberg, YIT and Central Bank
of Russia YIT | 15 | Investor presentation, August 2017

Housing Russia Sales and start-ups in Q2 Sold apartments
(units) and share of sales financed with a mortgage (%)
2016: 3,523 (51%) 1-6/2017: 1,130 (54%) 892 826 880 925 546
584 54% 50% 52% 49% 52% 56% Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Sold
apartments Financed with a mortgage, % Apartment start-ups
(units) 2016: 2,782 1-6/2017: 1,231 1,125 o Number of sold
units decreased by 29% y-o-y o No changes in price lists o
Start-ups on a low level o Share of sales financed with
mortgages continued on a stable level o In July, consumer
sales estimated to be around 200 units (7/2016: around 200
units) 782 389 486 741 490 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 YIT |
16 | Investor presentation, August 2017

Housing Russia Operating profit improved y-o-y in H1 o
Revenue decreased by 9% y-o-y at comparable exchange rates
due to low residential sales o The operating profit was
weighed down by the lower apartment sales compared to
previous year, though better gross margin levels had a
positive impact CAGR -4% 372 307 413 393 463 496 474 15.5%
14.1% 266 268 0.4% 9.4% 13.8% 11.8% 4.1% 49 58 2008 2009
2010 2011 2012 2013 2014 2015 2016 1-6/2016 1-6/2017 -0.4%
Revenue, EUR million Operating profit margin(asterisk) -5.4%
(asterisk)Excluding adjustments Note: The historical figures for 2008-2012 are calculated for illustrative purposes and
are not completely comparable with YIT(acute accent)s
segment structure. The main difference is in the division of fixed costs, which in the historical figures are weighted
according to revenue and in the official figures are more
accurately allocated according to each segments estimated
true share of the fixed costs. YIT | 17 | Investor
presentation, August 2017

3 Business Premises and Infrastructure Tripla Helsinki,
Finland

Business Premises and Infrastructure Operating environment
in Q2 o Investor demand for business premises in prime
growth centres was on a good level in Finland o In Finland,
the good overall market sentiment supported private
investments Confidence indicators in Finland 30 o The
Finnish tender market and infrastructure market were active
especially in the capital region and growth centres Volume
of new construction in Finland (index 2010=100) 140 o
Investor demand for business premises was good in the Baltic countries and Slovakia o Tender market remained stable in
the Baltic countries Retail trade confidence in the Baltic
countries and Slovakia 25 20 10 0 -10 -20 -30 130 120 110
100 90 80 70 60 20 15 10 5 0 -5 -10 -40 2013 2014 2015 2016
2017 50 2012 2013 2014 2015 2016 2017 -15 2013 2014 2015
2016 2017 Manufacturing Construction Services Retail trade
Commercial and office premises Public service premises
Industrial and warehouse Estonia Latvia Lithuania Slovakia
Sources: EK Confederation of Finnish Industries, Statistics
Finland and European Commission YIT | 19 | Investor
presentation, August 2017

Business Premises and Infrastructure Revenue stable,
profitability decreased in H1 o Revenue was stable y-o-y in
H1 o Profitability was low due to weakened margins in
certain projects in the CEE countries and seasonality of
infra 777 9.3% 599 561 7.5% 694 CAGR 0% 823 689 599 616 797
6.6% 6.2% 6.5% 4.5% 3.4% 3.7% 372 376 5.0% 3.7% 2008 2009
2010 2011 2012 2013 2014 2015 2016 1-6/2016 1-6/2017
Revenue, EUR million Operating profit margin(asterisk)
(asterisk) Excluding adjustments Note: The historical
figures for 2008-2012 are calculated for illustrative
purposes and are not completely comparable with YIT(acute
accent)s segment structure. The main difference is in the
division of fixed costs, which in the historical figures are weighted according to revenue and in the official figures
are more accurately allocated according to each segments
estimated true share of the fixed costs. YIT | 20 | Investor
presentation, August 2017

Tripla project supports growth in the coming years Tripla
project in brief o EUR 1 billion hybrid project: offices,
shopping and congress Indicative value split Current topics
Final agreement on the implementation of the hotel center,
hotels, public transport terminal and apartments o Combines
the breadth of YIT know-how in different areas of
construction o Project length ~ 10 years, constructed in
phases o Located in Pasila ~3.5 km away from the Central
Railway Station of Helsinki o Connection point for all rail
traffic in HMA o Daily people flow through Pasila railway
station ~80,000 o 500,000 persons within the reach of 30 min by public transportation Parking and foundations Mall of
Tripla Business park offices Hotel Railway station and HQ
offices Residential ~10% ~40-50% ~10% ~5-10% ~10-15% ~10-15%
signed in April 2017, preliminary value approximately EUR 88 million Leasing negotiations for office facilities under way
Customer register is gathered for the housing construction
project Note: The charts are an illustration of YIT's
perception on a general level and do not reflect the
actualized figures of YIT Group. YIT | 21 | Investor
presentation, August 2017

Mall of Tripla in a nutshell What has been achieved so far?
o Valid building permits and required decisions from public
authorities obtained o Financing package of ~EUR 300 million secured o Investor deals closed, value ~EUR 600 million o
Foundation works, excavation and piling done o Revenue and
profit recognition started o Over 50% of the premises rented out, anchor tenants secured JOINT VENTURE PARTNERS (JV)
38.75% 38.75% 15% 7.5% Illustration of revenue
recognition(asterisk) 2016 2017 2018 2019 (asterisk)Based on the assumption that YIT won't reduce its shareholding during the construction. Figures illustrative. Revenue recognition
principles o Revenue and EBIT recognition in line with
construction progress o However, 38.75% will be recognised
as revenue and EBIT after YIT sells its share in the JV o
YIT has the right to reduce its shareholding to 20% during
the construction o YIT may sell the remainder of its
shareholding at the earliest 3 years after the shopping
centre is completed YIT | 22 | Investor presentation, August
2017

Projects in Finland in Q2 o All the large projects proceeded according to plan o The final agreement on implementation of hotel for the Tripla project signed with value of
approximately EUR 88 million o The occupancy rate of Mall of
Tripla increased to over 50% at the end of review period
ahead of schedule o The leasing rate of the Kasarmikatu
office property in Helsinki reached to 100% o Regarding the
sales process of the project, based on the price and terms
indications from potential investors and ongoing further
negotiations YIT estimates that the transaction will be
completed by the end of 2017 Kasarmikatu 21 office project
Helsinki, Finland YIT | 23 | Investor presentation, August
2017

4 Looking ahead and conclusions

Market outlook, expectations for 2017 Finland o Consumer
demand to remain on a good level o Investor activity to
decline slightly, the importance of location remains
significant o Residential price polarisation between growth
centres and other Finland to continue o Availability of
mortgages to remain good o Tenant interest for business
premises to pick up slightly in the growth centres. Investor activity on a good level, focus on especially prime
locations in the capital region o Business premises
contracting to remain active o New infrastructure projects
to revitalise the market o Construction costs expected to
increase slightly o Construction volume growth expected to
slow down o Bank regulation and increased capital
requirements might have an impact on the construction and
real estate development o The increased competition for
skilled labour due to high construction activity expected to continue Russia o Macro environment to remain stable on the
current level, the stabilisation of the economy expected to
have a moderate, positive impact on the residential market o
The weakening of ruble and expectations of decrease of
interest rate to influence consumer behaviour o Residential
prices stable o Residential demand to focus on affordable
apartments o Construction cost inflation to remain on a
moderate level CEE o Residential demand to remain on a good
level o Good access to financing, low interest rates to
support the residential demand o Residential prices to
remain stable or increase slightly o Shortage of resources
to increase construction cost inflation YIT | 25 | Investor
presentation, August 2017

Guidance for 2017 raised (segment reporting, POC) on July
13,2017 The Group revenue is estimated to grow by 5-12%. The adjusted operating profit1 is estimated to be in the range
of EUR 105-115 million. Previously, the Group revenue was
estimated to grow by 0-10% and the adjusted operating profit was estimated to be in the range of EUR 90-105 million. In
addition to the market outlook, the 2017 guidance is based
on the following factors: o At the end of June, 58% of the
Group order backlog was sold. o Projects already sold or
signed pre-agreements are estimated to contribute over half
of rest of 2017 revenue. o The increased share of consumer
sales in Housing Finland and CEE is likely to have a
moderate positive impact on the adjusted operating profit of the segment but the impacts of the shift to consumers will
be visible in the result gradually. o In Housing Russia, the adjusted operating profit is estimated to be positive but to remain on a low level. Capital release actions in Russia are likely to have a negative impact on the profitability. o
Regarding the sales process of the Kasarmikatu 21 office
project in Helsinki, based on the price and terms
indications from potential investors and ongoing further
negotiations YIT estimates that the transaction will be
completed by the end of 2017. The transaction has a positive impact on the Group's adjusted operating profit. 1The
adjusted operating profit does not include material
reorganisation costs, impairment or other items impacting
comparability YIT | 26 | Investor presentation, August 2017

Concluding remarks o Strong market position and long track
record in solid execution through economic cycles o Focus on improving profitability, intensifying growth and increasing
capital efficiency o Urban development involving partners as the growth engine for growth o YIT and Lemminkainen to
combine, as announced on June 19, 2017 YIT | 27 | Investor
presentation, August 2017

Disclaimer This presentation has been prepared by, and the
information contained herein (unless otherwise indicated)
has been provided by YIT Corporation (the "Company"). By
attending the meeting or event where this presentation is
made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is
being furnished to you solely for your information on a
confidential basis and may not be reproduced, redistributed
or passed on, in whole or in part, to any other person. This presentation does not constitute or form part of and should
not be construed as, an offer to sell, or the solicitation
or invitation of any offer to buy, acquire or subscribe for, securities of the Company or any of its subsidiaries in any
jurisdiction or an inducement to enter into investment
activity. No part of this presentation, nor the fact of its
distribution, should form the basis of, or be relied on in
connection with, any contract or commitment or investments
decision whatsoever. The information contained in this
presentation has not been independently verified. No
representation, warranty or undertaking, expressed or
implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the
information or the opinions contained herein. Neither the
Company nor any of its respective affiliates, advisors or
representatives nor any other person shall have any
liability whatsoever (in negligence or otherwise) for any
loss however arising from any use of this presentation or
its contents or otherwise arising in connection with the
presentation. Each person must rely on their own examination and analysis of the Company and the transactions discussed
in this presentation, including the merits and risks
involved. This presentation includes "forward-looking
statements". These statements contain the words
"anticipate", "will", "believe", "intend", "estimate",
"expect" and words of similar meaning. All statements other
than statements of historical facts included in this
presentation, including, without limitation, those regarding the Company's financial position, business strategy, plans
and objectives of management for future operations, are
forward-looking statements. Such forward-looking statements
involve known and unknown risks, uncertainties and other
important factors that could cause the actual results,
performance or achievements of the Company to be materially
different from future results, performance or achievements
expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous
assumptions regarding the Company's present and future
business strategies and the environment in which the Company will operate in the future. These forward-looking statements speak only as at the date of this presentation. The Company
expressly disclaims any obligation or undertaking to
disseminate any updates or revisions to any forward-looking
statements contained herein to reflect any change in the
Company's expectations with regard thereto or any change in
events, conditions or circumstances on which any such
statement is based. The Company cautions you that
forward-looking statements are not guarantees of future
performance and that its actual financial position, business strategy, plans and objectives of management for future
operations may differ materially from those made in or
suggested by the forward-looking statements contained in
this presentation. In addition, even if the Company's
financial position, business strategy, plans and objectives
of management for future operations are consistent with the
forward-looking statements contained in this presentation,
those results or developments may not be indicative of
results or developments in future periods. Neither the
Company nor any other person undertakes any obligation to
review or confirm or to release publicly any revisions to
any forward-looking statements to reflect events that occur
or circumstances that arise after the date of this
presentation. YIT | 28 | Investor presentation, August 2017

Disclaimer Important information regarding the merger of YIT and Lemminkainen The information contained in this
presentation regarding the merger of YIT Corporation ("YIT")
and Lemminkainen Corporation ("Lemminkainen") (unless
otherwise indicated) has been provided by YIT and
Lemminkainen. By attending the meeting where this
presentation is made, or by reading the presentation slides, you agree to be bound by the following limitations. This
presentation is being furnished to you solely for your
information on a confidential basis and may not be
reproduced, redistributed or passed on, in whole or in part, to any other person. This presentation does not constitute a notice to an extraordinary general meeting or a merger
prospectus and as such, does not constitute or form part of
and should not be construed as, an offer to sell, or the
solicitation or invitation of any offer to buy, acquire or
subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the
proposed statutory absorption merger of Lemminkainen into
YIT (the "Merger") should be made solely on the basis of
information to be contained in the actual notices to the
extraordinary general meeting of YIT and Lemminkainen, as
applicable, and the merger prospectus related to the Merger
as well as on an independent analysis of the information
contained therein. You should consult the merger prospectus
for more complete information about YIT, Lemminkainen, their respective subsidiaries, their respective securities and the
Merger. The distribution of this presentation may be
restricted by law and persons into whose possession any
document or other information referred to herein comes
should inform themselves about and observe any such
restrictions. The information contained herein is not for
publication or distribution, directly or indirectly, in or
into Canada, Australia, Hong Kong, South Africa or Japan.
Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.
This presentation and any materials distributed in
connection with this presentation are not directed to, or
intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality,
state, country or other jurisdiction where such
distribution, publication, availability or use would be
contrary to law or regulation or which would require any
registration or licensing within such jurisdiction. No part
of this presentation, nor the fact of its distribution,
should form the basis of, or be relied on in connection
with, any contract or commitment or investment decision
whatsoever. The information contained in this presentation
has not been independently verified. No representation,
warranty or undertaking, expressed or implied, is made as
to, and no reliance should be placed on, the fairness,
accuracy, completeness or correctness of the information or
the opinions contained herein. Neither YIT nor Lemminkainen, nor any of their respective affiliates, advisors or
representatives or any other person, shall have any
liability whatsoever (in negligence or otherwise) for any
loss however arising from any use of this presentation or
its contents or otherwise arising in connection with the
presentation. Each person must rely on their own examination and analysis of YIT, Lemminkainen, their respective
subsidiaries, their respective securities and the Merger,
including the merits and risks involved. This presentation
includes "forward-looking statements." These statements may
not be based on historical facts, but are statements about
future expectations. When used in this presentation, the
words "aims," "anticipates," "assumes," "believes," "could,"
"estimates," "expects," "intends," "may," "plans," "should,"
"will," "would" and similar expressions as they relate to
YIT, Lemminkainen, the Merger or the combination of the
business operations of YIT and Lemminkainen identify certain of these forward-looking statements. Other forward-looking
statements can be identified in the context in which the
statements are made. Forward- looking statements are set
forth in a number of places in this presentation, including
wherever this presentation include information on the future results, plans and expectations with regard to the combined
company's business, including its strategic plans and plans
on growth and profitability, and the general economic
conditions. These forward-looking statements are based on
present plans, estimates, projections and expectations and
are not guarantees of future performance. They are based on
certain expectations, which, even though they seem to be
reasonable at present, may turn out to be incorrect. Such
forward-looking statements are based on assumptions and are
subject to various risks and uncertainties. Shareholders
should not rely on these forward-looking statements.
Numerous factors may cause the actual results of operations
or financial condition of the combined company to differ
materially from those expressed or implied in the
forward-looking statements. Neither YIT nor Lemminkainen,
nor any of their respective affiliates, advisors or
representatives or any other person undertakes any
obligation to review or confirm or to release publicly any
revisions to any forward-looking statements to reflect
events that occur or circumstances that arise after the date of this presentation. The combined financial information is
presented for illustrative purposes only. The combined
income statement information has been calculated assuming
the activities had been included in one entity from the
beginning of each period. The preliminary revenue, adjusted
operating profit and operating profit of the combined
company have been calculated as a sum of combined financial
information for the twelve months ended 31 December 2016.
The combined financial information is based on a
hypothetical situation and should not be viewed as pro forma financial information. This presentation includes estimates
relating to the synergy benefits expected to arise from the
Merger and the combination of the business operations of YIT and Lemminkainen, which have been prepared by YIT and
Lemminkainen and are based on a number of assumptions and
judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkainen on the combined company's business,
financial condition and results of operations. The
assumptions relating to the estimated synergy are inherently uncertain and are subject to a wide variety of significant
business, economic, and competitive risks and uncertainties
that could cause the actual synergy benefits from the Merger and the combination of the business operations of YIT and
Lemminkainen, if any, to differ materially from the
estimates in this presentation. Further, there can be no
certainty that the Merger will be completed in the manner
and timeframe described in this presentation, or at all.
Notice to Lemminkainen Corporation Shareholders in the
United States The YIT Corporation shares to be issued in
connection with the merger have not been registered under
the U.S. Securities Act of 1933, as amended (the "Securities
Act") and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.
YIT Corporation and Lemminkainen Corporation are Finnish
companies and the issuance of YIT Corporation shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any
financial statements or other financial information included on this presentation may have been prepared in accordance
with non-U.S. accounting standards thatmay not be comparable to the financial statements of U.S. companies or companies
whose financial statements are prepared in accordance with
generally accepted accounting principles in the United
States. It may be difficult for U.S. shareholders of
Lemminkainen Corporation to enforce their rights and any
claims they may have arising under U.S. federal securities
laws in connection with the merger, since YIT Corporation
and Lemminkainen Corporation are located in non-U.S.
jurisdictions, and some or all of YIT Corporation's and
Lemminkainen Corporation's officers and directors may be
residents of countries other than the United States. As a
result, U.S. shareholders of Lemminkainen Corporation may
not be able to sue YIT Corporation or Lemminkainen
Corporation or their respective officers and directors in a
court in Finland for violations of U.S. federal securities
laws. Further, it may be difficult to compel YIT Corporation or Lemminkainen Corporation to subject themselves to the
jurisdiction or judgment of a U.S. court. Lemminkainen
Corporation's shareholders should be aware that YIT
Corporation may purchase Lemminkainen Corporation's shares
otherwise than under the merger, such as in open market or
privately negotiated purchases, at any time during the
pendency of the proposed merger. YIT | 29 | Investor
presentation, August 2017

Together we can do it.